Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: John Daggett

Maytag Corporate Communications

(641) 787-7711

john.daggett@maytag.com

MAYTAG RECEIVES COMMITMENT AGREEMENT FOR $500 MILLION SENIOR

SECURED CREDIT FACILITY

NEWTON, IOWA—(June 23, 2005)—Maytag (NYSE: MYG) announced today it has signed a commitment letter for a $500 million five-year, senior secured revolving credit facility. The new credit facility would be fully underwritten by J.P. Morgan Chase Bank, N.A. and Citigroup Global Markets, Inc. and secured by accounts receivable and inventory for certain Maytag subsidiaries.

The company also announced that it has obtained an amendment to its current $300 million revolving credit facility, due March 2007.

“While historically we have not drawn on this revolving credit facility, the amendment eases covenant requirements and the facility is now secured by accounts receivable and inventory for certain Maytag subsidiaries,” said George Moore, Maytag’s executive vice president and CFO.

Today’s announcement is the latest development in the company’s previously announced plans to review its financing options. During Maytag’s first quarter 2005 conference call (April 22, 2005), the company announced that it would secure a new $500 million credit agreement during the second quarter.

“The new $500 million credit facility commitment and the amendment to the existing $300 million revolving credit facility provide Maytag with substantially more covenant flexibility and funding security to meet liquidity and long-term financing requirements,” said Moore.

The commitment letter is effective until December 30, 2005. The current $300 million credit facility would be replaced upon the issuance of the $500 million credit facility.

Maytag Corporation is a $4.7 billion home and commercial appliance company focused in North America and in targeted international markets. Its products are sold to customers throughout North America and in international markets. The corporation’s principal brands include Maytag®, Hoover®, Jenn-Air®, Amana®, Dixie-Narco® and Jade®.

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Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward-Looking Statements” in the management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended January 1, 2005, and each quarter’s 10-Q.